Exhibit 23.7

Consent of Independent Registered Public Accountants

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 17, 2010, with respect to the consolidated financial statements of Berry Plastics Corporation as of October 2, 2010 and September 26, 2009, and for the three years in the period ended October 2, 2010, in the Registration Statement (Form S-4) and related Prospectus of Berry Plastics Corporation for the registration of $800,000,000 of Second Priority Senior Secured Notes due 2021.

/s/ Ernst & Young LLP

Indianapolis, IN

March 14, 2011